Exhibit 10.1

May 18, 2006

Becky A. Sheehan

246 Highview Avenue

Elmhurst, IL 60126

Dear Becky:

It is with great pleasure that I confirm our offer of employment to you for the position of Chief Financial Officer, reporting to Michael Soenen. It is our understanding that your first day of employment will be on July 5, 2006.

The compensation for this position is a base salary of $275,000 per year, paid at the bi-weekly rate of $10,576.92. In addition, you will be entitled to participate in our management bonus plan which will allow you to earn up to 100% of your fiscal year earnings based on you and the company achieving its operating goals.

You will be eligible to earn a signing bonus of $175,000, which will be paid on your start date. Please note that the bonus will be repayable to the Company should you resign or are terminated for cause within the first three years of employment. Repayment of the bonus would be reduced on a pro-rated basis at the rate of 33.33% per year. By means of example if you were to quit or be terminated for cause after one year from your start date, then you would only owe 66.67% of the original amount, if after two years you would only owe 33.33% and after three years you would no longer owe any amount under any circumstances. In the event of a change of control, and your termination within two years of the change of control, you will be entitled to severance equal to one year of base pay.

In addition, you will be granted 300,000 stock options that will vest every June 30th for the next five years. The first vesting date will be June 30, 2007. The strike price will be set at the average of the high and low stock price on your first day of employment. In connection with this option grant, you will be required to sign standard option and non-compete agreements.

As a full time employee of FTD, you will be eligible to receive our full range of benefits in accordance with FTD’s benefit policy. Please note that most benefits commence on the first day of the month following ninety days of employment. We will pay COBRA for the first 90 days of your employment. You will also be eligible for four weeks annually of paid vacation under our vacation policy.

3113 WOODCREEK DRIVE DOWNERS GROVE, IL 60515

TEL. 630 719 7800   www.Iftd.com

Please note that this offer is made contingent upon you producing documents that meet federal and state employment eligibility requirements. As in the case for all our employees, your employment remains at will.

Becky, we look forward to your formal acceptance. I truly feel that this is an exciting role for you and having you as a member of the FTD team will certainly make us stronger. Please acknowledge your acceptance of this offer by signing below and returning a copy of this letter via fax at 630-719-6183.

Sincerely,

/s/ Michael J. Soenen
Michael J. Soenen

CEO and President

Accepted by:	Becky Sheehan

Date:	5/22/06

Start Date:	July 5 2006

cc: Personnel File